Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-70493, 333-79157, 333‑74876, 333-84329, 333-80755, 333-85914, 333-118329, 333-167331, and 333-188766 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Select Comfort Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 3, 2015.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 27, 2015